SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 7, 2018
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A-MARK PRECIOUS METALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2464169
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

2121 Rosecrans Ave. Suite 6300 El Segundo, CA (Address of principal executive offices)	90245 (Zip code)

Registrant’s telephone number, including area code: (310) 587-1477
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure
Morningstar Credit Ratings, LLC intends to issue a presale report regarding the anticipated private placement offering, subject to market and other conditions, by an indirect subsidiary of A-Mark Precious Metals, Inc. (the “Company”), AM Capital Funding, LLC (the “Issuer”).  The intended offering by the Issuer will consist of approximately $72 million in aggregate principal amount of Secured Senior Term Notes, Series 2018-1, Class A and $28 million Secured Subordinated Term Notes, Series 2018-1, Class B (collectively, the “Notes”), with an anticipated maturity date of December 15, 2023.  The Notes will be payable from, and secured by, certain assets of the Issuer and will not be insured or guaranteed by the Company or any other affiliate thereof, or by any other person or entity.  Collateral Finance Corporation, a subsidiary of the Company, will act as servicer for the securitization.
The Company makes no representation or warranty regarding the completeness, accuracy or availability of the information contained in the presale report, and you should not place undue reliance on such information. In addition, a securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. You are advised to consult any additional disclosures that the Company may file with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for further information.
The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or to, or for the account or benefit of, any U.S. person, except to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) in reliance on the exemption from registration provided by Rule 144A.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2018

A-MARK PRECIOUS METALS, INC.

By: /s/ Carol Meltzer
Name: Carol Meltzer
Title: General Counsel and Secretary